Exhibit 99.1

Remark Media Announces First Quarter 2012 Earnings

Atlanta, May 15, 2012 (GLOBE NEWSWIRE) -- Remark Media, Inc. (NASDAQ: MARK), a global digital media company, today reported financial results for its first quarter ended March 31, 2012.

CEO of Remark Media, Carrie Ferman, said: “Our first quarter results reflect the implementation of the strategy we discussed earlier this year. We are focused on developing our new websites in the U.S., while realizing the investment gains from Sharecare - a health information website we co-founded and for which we provided development and design services. Demand is increasing for dynamic online experiences that offer consumers the opportunity to interact with high-quality content, experts and each other. This is evidenced by the success of Sharecare, and other sites we have helped create. We are enthusiastic about our future in the personal finance space, starting with the launch of DimeSpring.com and the assets we expect to acquire through the pending merger with Banks.com.”

FIRST QUARTER FINANCIAL HIGHLIGHTS

•	Cash balance increased to $4.2 million at the end of the quarter compared to $1.5 million at the end of the prior year.

•	Company successfully raised $4.25 million in a private placement of common stock with accredited investors.

•	Brands segment revenue remained relatively flat year over year; expected to increase upon closing of the pending Banks.com merger.

•	Content and Platform Services segment had no revenues due to new management’s shift in strategy and the planned expiration of service agreements with Sharecare and Discovery.

•
Net loss decreased significantly to $0.2 million in the first quarter versus $1.7 million loss in the same quarter of 2011 due to non-cash gain in the equity investment in Sharecare and reduction in operating expenses.

•	Earnings per share improved by 87% year over year to $(0.04).

PRIVATE PLACEMENT
In February 2012, Remark Media completed a private placement of $4.25 million of common stock. In connection with the transaction, the Company issued to investors a total of 944,777 shares of common stock priced at $4.50 per share and warrants to acquire an additional 236,194 shares of common stock at an exercise price of $6.81 per share.

MERGER TRANSACTION
On February 26, 2012, Remark Media entered into an agreement and plan of merger with Banks.com, Inc. (OTC US: BNNX), pursuant to which Banks.com will become a wholly-owned subsidiary of Remark Media. Banks.com is a leading financial services portal operating a unique breadth and depth of financial products and services. Upon the closing of the merger, Remark Media will issue up to 702,784 shares of Common Stock, representing approximately 9.9% percent of our shares issued and outstanding upon consummation of the merger, to the shareholders of Banks.com, plus $300,000 in cash, as consideration for the merger.

OPERATIONS

Remark Media continued development of its personal finance website through the first quarter. The site entered beta testing at the end of the first quarter and is on schedule for continued roll-out throughout 2012. Additionally, the Company reduced operating expenses to $1.5 million in the first quarter of 2012, a 46% decrease as compared to the first quarter of 2011 and a 28% decrease as compared to the fourth quarter of 2011.

CONFERENCE CALL INFORMATION

Remark Media will host a conference call to discuss first quarter results. The call will take place on Wednesday, May 16th, 2012 at 9:30am Eastern Standard Time. Please dial in at least 10 minutes early to ensure that you are connected in time for the beginning of the call. Dialing instructions are:

In the United States: 1-888-254-2831
Outside the U.S: 1-913-312-0655
Passcode: 4973503

About Remark Media

Remark Media, Inc. (NASDAQ: MARK) is a global digital media company focused on developing social media businesses that incorporate relevant, high quality content. Remark Media's services business offers a suite of web services and proprietary platforms that provide brands opportunities to build consumer awareness, promote content engagement and foster brand-customer interactions. The Company's leading brands, BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br), provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications, and in China for certain content from World Book. Remark Media is also a founding partner and developer of the U.S.-based product Sharecare, a highly searchable social Q&A healthcare platform organizing and answering the questions of health. The Company is headquartered in Atlanta with additional operations in New York, Beijing and São Paulo.

Forward-Looking Statements

This press release contains "forward-looking statements", as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media's filings with the SEC, and include but are not limited to: our losses and need to raise capital; successfully developing and launching new digital media properties; the likelihood of our success in closing upon and achieving the desired benefits from the Banks.com Merger; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Remark Media, Inc. and Subsidiaries
Consolidated Condensed Statement of Operations
(Expressed in U.S. Dollars)(a)

	Three Months Ended March 31,
	2012	2011
Revenues:

Brands	$24,111	$36,477
Content and platform services	-	1,509,597

Total revenue	24,111	1,546,074

Operating expenses	1,498,241	2,753,228

Loss from operations	(1,474,130)	(1,207,154)

Other income (loss) including gain (loss) on equity-method investments	1,252,382	(446,094)

Net loss	$(221,748)	$(1,653,248)

Adjusted EBITDA Reconciliation	Three Months Ended March 31,
	2012	2011
Net loss	$(221,748)	$(1,653,248)
Add back:
Interest expense	24,684	11,195
Depreciation and amortization	25,467	68,267
Stock-based compensation expense	229,183	222,665
(Gain) loss from equity investment	(1,273,875)	430,717

Adjusted EBITDA (b)	$(1,216,289)	$(920,404)

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(a) Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.
(b)  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, gain/loss on disposal of fixed assets, gain/loss on equity-method investments, impairment of goodwill, intangible assets or long-lived assets and stock-based compensation expense.

CONTACT INFORMATION
Travis Page
T: (212) 905-8947
ir@remarkmedia.com